Exhibit 10.45

CVS Health Corporation
Management Incentive Plan

I.    Objectives and Summary
CVS Health Corporation’s Management Incentive Plan (the “MIP”) is designed to reward Eligible Participants of CVS Health Corporation and its subsidiaries (together, “the Company”) for their role in driving performance and to encourage Eligible Participants’ continued employment with the Company. Funding for the payment of incentive awards will be based on actual results measured against pre-established financial goals and/or operating goals. The amount of each incentive award paid will be based on the performance of the Company and the performance of the individual Eligible Participant.

The MIP shall be administered by the Management Planning and Development Committee (the “Committee”) of the Board of Directors (the “Board”) under the provisions herein and of the 2017 Incentive Compensation Plan or any successor plan (the “ICP”), and the Committee may delegate to officers of CVS Health the authority to perform administrative functions of the MIP as the Committee may determine and may appoint officers and others to assist it in administering the MIP.
II.    Plan Year
The MIP is a calendar year plan, which runs from January 1 to December 31 (“Plan Year”) of each year, unless otherwise approved by the Committee. All dates in this document occur during the current Plan Year unless otherwise stated.

III.    Eligibility
A. Eligibility for Participation
The Chief Executive Officer of CVS Health Corporation (“CEO”) or the CEO’s designee may, for any reason and in their sole discretion, at any time during the Plan Year, determine an employee’s eligibility for participation in the MIP except as set forth in Section III.(B), below. In general, “Eligible Participants” are employees who are not covered by any other incentive plans and who are employed by the Company in an incentive eligible position on or before November 1 of the Plan Year. Eligible Participants are subject to the terms and conditions relating to incentive awards set forth in the MIP.

B. Designated Officers
The Committee shall determine the eligibility of Designated Officers of CVS Health, whom will also be included in the term “Eligible Participants” unless otherwise noted. The Committee shall retain sole discretion to determine Designated Officer eligibility for an award, the target award, and the amount of the actual award.

C. Position Change
If a position change results in an employee becoming an Eligible Participant for part of the Plan Year only, the employee may be eligible to receive a prorata award, as described below under Section V.B., for the amount of time in the position in which the employee is MIP eligible during the Plan Year, subject to the terms of the MIP. A position change from one MIP-eligible position to another MIP-eligible position during the Plan Year also may result in a prorata award as described below under Section V.B.

    D. Movement to a Non-incentive Position or Pay Grade
If a previously Eligible Participant is moved to a non-incentive eligible position or pay grade due to his or her violation of CVS Health policy or his or her performance during the Plan Year, and is in the non-incentive eligible position on the last day of the Plan Year, they will not be eligible to earn an incentive award for the Plan Year under the MIP.

E. Terminations
Unless otherwise stated in Section VII of the MIP, if an Eligible Participant is not actively employed with the Company on the March 1 immediately following a Plan Year, they will not be eligible to receive an incentive award under the MIP for the most recently completed Plan Year.

F. Rehires
Employees who are rehired as Eligible Participants on or before November 1 of a Plan Year will be eligible for an incentive award for such Plan Year. In addition, Employees whose employment with the Company terminates during the Plan Year and who receive severance pay pursuant to a written agreement approved by the Company and are rehired by the Company at any time before the end of the Plan Year will be eligible for an incentive award for such Plan Year.

IV.    MIP Funding
A. Consolidated Company Funding
    MIP funding is based on consolidated Company performance, measured by MIP metrics as set forth in Exhibit A, for the given Plan Year. Achievement of the Company’s MIP metrics will determine the total funding (the “Total Pool”) as described below.

If any of the MIP metrics perform below threshold, no formulaic funding will be made available for the metric of the incentive award that performed below threshold. If all MIP metrics perform below threshold, no formulaic funding will be made available for incentive awards and there shall be no incentive awards paid under the MIP.

B. Total Pool Funding
The Total Pool for all business units will be fully (100%) based on consolidated Company performance.
The CEO (or, as to Designated Officers, the Committee) may, for any reason and in his or her (or its) sole discretion, adjust the funding of the Total Pool based on (a) input from senior Company executives regarding their assessment of the overall performance of the Company and (b) assessment of the achievement of Plan Year performance goals.
C. Individual Performance
The Total Pool will be available for award to Eligible Participants under the MIP, taking into account the individual contribution of each Eligible Participant. Subject to the discretion of the CEO and any designated executive as set forth in Section VII.A., the amount, if any, of the incentive award for an Eligible Participant shall not exceed 200% of his or her individual target. The amount, if any, of the incentive award for an Eligible Participant shall be determined in the sole discretion of the Company, which shall be final, binding and conclusive as to all parties having an interest therein. The amount, if any, of the incentive award for a Designated Officer Eligible Participant shall be determined in the sole discretion of the Committee, which shall be final, binding and conclusive as to all parties having an interest therein.

V.    Earnings, Proration, and Payout
A. Timing
Incentive awards with respect to a Plan Year will be paid to Eligible Participants after January 1 of the calendar year immediately following the Plan Year and after the date on which the Total Pool for the Plan Year is determined and approved but no later than March 15 of the calendar year immediately following the Plan Year, unless the Plan Administrator determines in its sole discretion that payment will occur after such March 15 but no later than March 31 of the calendar year immediately following the Plan Year. In no event will an incentive award with respect to a Plan Year be paid later than March 31 of the calendar year immediately following the Plan Year. Incentive payments under the MIP may be subject to garnishments and other state or federal requirements.

B. Calculations
Except as otherwise determined by the CEO or the CEO’s designee,
(a)Calculations for full and partial awards for each Eligible Participant will be based on “Eligible Earnings” (defined below) for the Plan Year while in a MIP-eligible position. Eligible Earnings will be multiplied by the individual target opportunity of the Eligible Participant. If the Eligible Participant has been employed in multiple MIP-eligible positions during the Plan Year, then the individual opportunity for each position will be calculated based on the respective Eligible Earnings and individual target opportunities for each such position.

(b)Eligible Earnings include reoccurring items such as pay earned for hours worked and paid time off (e.g., PTO, holiday, funeral, jury duty, military) but exclude leave-related payments, one-time payments, annual cash incentives, commissions, bonuses and similar payments, earnings associated with equity releases and stock option exercises, and any post- employment payments, such as severance pay.

(c)For purposes of proration under the MIP and except as otherwise provided in Section VII of the MIP, calculations will be based on the number of days that the employee was an Eligible Participant in the MIP during the Plan Year.

C. Award Opportunity
Individual target award opportunities will be determined by position and may vary based on the Eligible Participant’s level in the organization.

D. Obligation to Pay Out Percentage of Total Pool
Eligible Participants, as a group, have a right to receive an amount at least equal to the Total Pool, but no individual Eligible Participant shall be entitled to receive an award or any specific amount of the Total Pool. In no event will the aggregate of the total awards paid from the MIP be less than 92.5% of the Total Pool. To discourage unmerited litigation, any party or class asserting a challenge or claim against the Company under any provision of the MIP, including this Section V, shall bear their own costs relating to such challenge or claim, and if the challenge or claim is unsuccessful, such party or class shall reimburse the Company for all reasonable costs incurred by the Company in responding to such challenge or claim.

VI.    MIP Dispute Resolution
Any questions by an Eligible Participant regarding an incentive award granted under the MIP shall first be submitted by the Eligible Participant to his or her Human Resources Business Partner (“HRBP”) within 7 days of distribution of such incentive award, and the HRBP shall submit any correction that the HRBP deems appropriate to the Compensation Department by the first business day of April immediately following the distribution date.

In the event of a dispute regarding an incentive award under the MIP after the Eligible Participant has submitted his or her question to the HRBP and received a response, as provided above, the Eligible Participant may submit an appeal for resolution of such dispute to CVS Health’s Advice and Counsel group at CVS Health, One CVS Drive, MC 1113, Woonsocket, RI 02895. Such appeal must be completed in writing within 30 days of the distribution of the incentive award. Failure to follow these procedures or submit a question or dispute in a timely manner may result in a waiver of the Eligible Participant’s right to dispute the MIP provision or amount of the incentive award.

VII. Eligible Participant Status
A. Performance
The Company, including through the CEO or other designated executives, has full discretion in determining the amount, if any, of an incentive awarded to an Eligible Participant, and the

Participant’s individual performance throughout the Plan Year, as determined by the Company, will be considered in the final determination of the Eligible Participant’s incentive award.

B. Leaves of Absence
An Eligible Participant on a Company-approved leave of absence at any time during the Plan Year who remains employed in an eligible position as of the last day of the Plan Year will earn an incentive award based on Eligible Earnings (including time compensated as vacation, myTime or Paid Time Off (“PTO”)) during the Plan Year, provided the Participant meets all other eligibility criteria for an incentive award.

C. Termination with Severance, Retirement, Death and Disability
1. Termination with Severance
    If an Eligible Participant’s employment with the Company terminates and the Participant receives severance pay pursuant to a written agreement approved by the Company, and such termination occurs on or after October 1 of a Plan Year, or such other date as the Chief People Officer of the Company may determine, the Participant may be eligible, at the Company’s discretion, to receive an incentive award for that Plan Year based on the calculation methodology for Eligible Earnings described in Section V.B above, provided that the Eligible Participant meets all other eligibility criteria for an incentive award.
2. Retirement
    If an Eligible Participant is at least age 55 and has a minimum of 10 years of continuous service with CVS Health or a predecessor company/subsidiary or is at least age 60 and has a minimum of 5 years of continuous service with the Company or a predecessor company and the Eligible Participant retires on or after October 1 of a Plan Year, or such other date as the Chief People Officer may determine, he/she may be eligible, at the Company’s discretion, to receive an incentive award for that Plan Year based on the calculation methodology for Eligible Earnings described in Section V.B above, provided that the Eligible Participant meets all other eligibility criteria for an incentive award and is in good standing (as defined by the Company) upon their termination. Eligible Participants who do not meet the minimum retirement requirements under this Section VII.C.2 at the time of retirement will not be eligible for an incentive award for the Plan Year.
3. Death
    In case of the death of an Eligible Participant during a Plan Year or prior to the payment date for the Plan Year determined under Section V.A. above, an incentive award based on the Eligible Participant’s target may be paid, at the Company’s discretion, to the Eligible Participant’s estate, or if there is no estate, to the Eligible Participant’s surviving legal spouse, or if there is no surviving legal spouse, to the Eligible Participant’s surviving children in equal portions. The incentive award will be prorated based on the number of months employed and the Eligible Participant’s most recent base salary and individual target opportunity before death.
4. Disability
    If an Eligible Participant is separated from employment by the Company for reason of disability (defined in either the Company’s long-term disability plan or by the Social Security Administration) during a Plan Year or prior to the payment date for the Plan year determined under Section V.A. above, the Participant may be eligible, at the Company’s discretion, to receive an incentive award for that Plan Year based on the calculation methodology for

Eligible Earnings described in Section V.B above, provided the Eligible Participant meets all other eligibility criteria for an incentive award.

Any incentive award payable under this section VII.C shall be paid no later than the payment date determined under Section V.A. above.

VIII. Miscellaneous
    A. No Promise of Continued Employment
The MIP does not create an express or implied contract of employment between CVS Heath or and an Eligible Participant. Both CVS Health and the Eligible Participant retain the right to terminate the employment relationship at will, at any time and for any reason or no reason at all.
B. Rights are Non-Assignable
    Neither the Eligible Participant, nor any beneficiary, nor any other person shall have any right to assign, in whole or in part, the right to receive payments under the MIP. Payments are non- assignable and non-transferable, whether voluntarily or involuntarily.

C. Compliance with Applicable Law
    An Eligible Participant must comply with all applicable state and federal laws and CVS Health policies to be eligible to receive an incentive award under the MIP.

CVS Health will comply with all applicable laws concerning incentive awards; the MIP and its administration are not intended to conflict with any applicable state or federal law.
D. Change in Control
In the event of a change in control of CVS Health, as defined in the ICP, the MIP shall remain in force. Any amendments, modifications, termination or dissolution of the MIP by the acquiring entity may only occur prospectively and will not affect incentive targets or awards or eligibility in place immediately before the date of the change in control or such later date as it may be modified or dissolved by the acquiring entity.

Provisions regarding the payment of annual incentive awards that are set forth in change in control agreements with Eligible Employees shall supersede those appearing in the MIP.
E. Withholding/Taxation
    All required deductions will be withheld from the incentive awards prior to distribution. This includes all applicable federal, state, or local taxes, as well as any eligible 401(k) deductions and deferred compensation contributions, in accordance with the terms of the applicable plans. Incentive awards that are deferred will be taxed in accordance with applicable federal and state tax law. Each Eligible Participant shall be solely responsible for any tax consequences of his or her award hereunder.

F. MIP Amendment/Modification/Termination
CVS Health retains the right to amend, modify, or terminate the MIP at any time on or before the last day of the Plan Year for any reason, with or without notice to Eligible Participants.

G. MIP Interpretation

CVS Health retains sole, full and final authority to prescribe rules and regulations for the administration of the Plan, construe and interpret the Plan and award agreements and correct defects, supply omissions or reconcile inconsistencies therein and to make all other decisions and determinations as it may deem necessary or advisable for the administration of the Plan.

Capitalized terms not otherwise defined herein shall have the meaning assigned to such defined term(s) in the ICP. In the event of any conflict between the ICP and the MIP, the terms of the ICP shall govern.
    H. Recoupment of Incentive Awards
Each incentive award under the MIP shall be subject to the terms of the Company’s Recoupment Policy as it exists from time to time, which may require the Eligible Employee to immediately repay to the Company the value of any pre-tax economic benefit that the Participant may derive from the MIP.

    I. Section 409A of the Internal Revenue Code
The Company intends that the MIP not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Internal Revenue Code (“Code”), as amended, and the regulations and guidance thereunder (collectively, “Section 409A”), and that to the extent any provisions of the Plan do not comply with Section 409A the Company will make such changes as it deems reasonable in order to comply with Section 409A. Payments hereunder are intended to qualify as short-term deferral payments under Section 409A. In all events, the provisions of CVS Health Corporation’s Universal 409A Definition Document are hereby incorporated by reference, and notwithstanding the any other provision of the Plan or any Award to the contrary, to the extent required to avoid a violation of the applicable rules under Section 409A by reason of Section 409A(a)(2)(B)(i) of the Code (requiring certain delays for “specified employees”), payment of any amounts subject to Section 409A shall be delayed until the first business day of the seventh (7th) month following the date of termination of employment. For purposes of any provision of the Plan providing for the payment of any amounts or benefits in connection with a termination of employment, references to an Eligible Person’s “termination of employment” (and corollary terms) shall be construed to refer to the Eligible Person’s “separation from service” with the Company as determined under Section 409A.

J. Restrictive Covenant Agreement
Any award pursuant to the MIP is expressly subject to and contingent upon the requirement that the Eligible Participant shall have fully executed and delivered to the Company a restrictive covenant agreement deemed appropriate by the Company; the Company may waive such requirement in its sole discretion.  Any applicable agreement containing the restrictive covenants the Company requires in connection with this award is referred to herein as the “Restrictive Covenant Agreement.”

If the Company requires an Eligible Participant to execute and deliver the Restrictive Covenant Agreement in connection with any MIP award, the Company shall provide such Restrictive Covenant Agreement to the Eligible Participant. The Eligible Participant must execute and deliver such agreement by the deadline set forth by the Company. The failure of an Eligible Participant to execute and return the Restrictive Covenant Agreement by the deadline set forth by the Company, if required, shall result in the immediate and irrevocable forfeiture of any MIP award.

This Section VIII.J. of the MIP shall not constitute the Company’s exclusive remedy for Eligible Participant’s violation of the Restrictive Covenant Agreement, or failure to execute a Restrictive Covenant Agreement. The Company reserves all rights to seek all available legal or equitable remedies in the event of Eligible Participant’s violation or threatened violation of the Restrictive Covenant Agreement, including injunctive relief.